GENTOR RESOURCES, Inc.

571 CEDAR HILLS ROAD

WHITEHALL, MT 59759

GENTOR BEGINS DRILLING AT ITS

IDAHO MOLYBDENUM PROPERTY

Whitehall, Montana - August 29, 2007 - GENTOR RESOURCES INC. (the “Company”) is pleased to announce that it has commenced the drill program (the “Phase I Program”) identified below at certain of its properties located in East-Central Idaho (the “IMA Mine”).

Gentor has contracted with AK Drilling of Butte, Montana to provide core drilling services at the IMA Mine.  The drill program follows the recommendations of Wardrop Engineering of Toronto, Canada (“Wardrop”), as detailed in the Wardrop technical report dated July 20, 2007, authored by Noris Belluz, P. Geo (the “Technical Report”).

As stated in the Technical Report, Wardrop recommended an initial drill program “be initiated to test for the potential of a large tonnage Mo deposit being present under the IMA mine.”  The recommendation includes: “Drill five holes from surface totaling 7200 feet to substantiate prior work, and to test continuity along a 1000 foot strike length.”

Previous drilling by American Metals Climax, Inc. (“Amax”) in 1960 intersected 456 feet of 0.129 MoS2 (molybdenum sulphide).  Drilling by Inspiration Development Corporation (“Inspiration”) in 1980 (ID-16) intersected 355 feet of 0.150 MoS2.  The two intersections are about 1000 feet apart.  The Phase I Program is intended to test the area between the Amax and Inspiration drill holes.

The Company continues to seek prospective mineral properties in the United States and internationally for examination and assessment of potential for possible acquisition.

For further information contact Lloyd J. Bardswich, President and CEO, at 406 287 3046.

Cautionary Notes

The past exploration results for the IMA Mine reported in this news release are based on historic reported data from sources believed by the Company to be reliable.  This information is referred to only to indicate the results of past exploration on the IMA Mine and is relevant only to the extent it indicates the presence of mineralization.  There is no certainty that exploration of the IMA Mine will achieve results which are consistent with the historical exploration results.

This news release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling,  exploitation activities and events or developments that the Company expects to occur, are forward looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans” “anticipates”, “believes”, “understands”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur.  Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.  Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.